EXHIBIT 99.1

Animal Health International, Inc. Reports Results for the Second Quarter of Fiscal 2010

WESTLAKE, Texas, Feb. 2, 2010 (GLOBE NEWSWIRE) -- Animal Health International, Inc. (Nasdaq:AHII), a leading distributor of animal health products in the United States and Canada, today reported its financial results for the Company’s second fiscal quarter, which ended December 31, 2009, as well as year-to-date performance.   Results include the following highlights:

Three Months Ended December 31, 2009

  Net sales for the quarter were $170.5 million, compared to $184.5 million for the same period a year ago.  The decrease in net sales was primarily attributable to lower spending by production animal customers whose profits have been constrained by fluctuating commodity prices and the general economic slowdown.
  Gross margins for the quarter declined $2.9 million, with $2.5 million due to lower sales volume. Margins in the second quarter were 17.3% of net sales, compared to 17.5% in the second quarter last year.
  Selling, General and Administrative (SG&A) expenses declined $0.9 million from the same period last year. Lower variable selling expense and cost reductions were partially offset by an accrual of $0.4 million for the final settlement and costs associated with a legal dispute.
  Net income was $1.2 million, or $0.05 per fully diluted share, compared to $2.3 million or $0.09 per fully diluted share in last year’s second quarter.
  Earnings before interest, tax, depreciation and amortization (EBITDA) for the quarter was $6.2 million, a decrease of $2.2 million compared to the same period last year but an increase of $2.8 million over the first quarter. Excluding the one time legal settlement, EBITDA was $6.6 million, down $1.8 million from last year but an increase of $3.2 million over the first quarter.

Six Months Ended December 31, 2009

  Net sales for the year to date were $331.8 million, compared to $353.5 for the same period a year ago.
  Gross margin declined $7.2 million, with $3.8 million due to lower sales volume and $3.4 million due to reduced profitability with one of our major suppliers. Margins for the year to date were 16.7% of net sales, compared to 17.7% last year.
  Selling, General and Administrative (SG&A) expenses declined $3.7 million from the same period last year as a result of lower variable selling expense and cost reductions, partially offset by an accrual of $0.4 million for the final settlement and costs associated with a legal dispute.
  Net income was $0.5 million or $0.02 per fully diluted share, compared to $2.6 million or $0.10 per fully diluted share for the first six months of last year.
  Earnings before interest, tax, depreciation and amortization (EBITDA) for the year to date is $9.6 million, a decrease of $4.0 million compared to the same period last year. Excluding the one time legal settlement, EBITDA was $10.0 million, down $3.6 million compared to last year.

Jim Robison, Chairman and Chief Executive Officer, stated, “Our second quarter results reflect the Company’s efforts to drive operating improvements amid uncertainty both in our industry and the economy at large. We remain optimistic that our efforts to improve key sales functions, reduce expenses, and align our organization with the realities of our market will pay dividends as the economy improves and our production animal customers regain confidence.”

At December 31, 2009, the Company’s availability under its Revolver totaled $29.1 million, and the Company is in compliance with all of its financial covenants.

Effective January 22, 2010, the Company entered into a Confidential Settlement Agreement and Release, and a Confidential Patent Settlement Agreement and Release, with a competitor and its affiliated parties, which agreements settled all claims, disputes and related matters with prejudice. As a result of such settlement and related legal costs, the Company recognized an additional liability of $350,000 and charged the amount against selling, general, and administrative costs in the three months ended December 31, 2009 as highlighted above.

Fiscal Year 2010 Guidance

The following statements are based on current information and the Company assumes no obligation to update them. These statements are forward-looking and inherently uncertain.

Revenue for the fiscal year ending June 2010 is expected to be $650 to $685 million. EBITDA is estimated to be $22 to $27 million and net income is expected to be $2.3 to $5.3 million or $0.09 to $0.22 per share.

Conference Call

The Company plans to host its investor conference call today at 10:00 a.m. Eastern Time to discuss these results and its business outlook.  You can access the conference call by dialing 877-407-9205. Participants will be required to register their name and company affiliation for the conference call.  Audio replay will be made available by accessing the Company's web site at www.ahii.com under the Investor Relations tab.

Use of Non-GAAP measures

EBITDA represents net income (loss) before interest expense, income tax expense, depreciation and amortization, stock option expense, and acquisition costs. We present EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), the non-cash impact of the expensing of stock options and the impact of purchase accounting. Because EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use EBITDA in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. EBITDA is not a measurement of our financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity. We understand that although EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements;
  EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
  Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

About Animal Health International, Inc.

Animal Health International, Inc., through its wholly owned subsidiaries, is engaged in the distribution of animal health products in the United States and Canada. The Company’s subsidiaries distribute more than 40,000 products sourced from over 1,500 manufacturers to over 71,000 customers, including veterinarians, production animal operators, and animal health product retailers. Products the Company’s subsidiaries distribute include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, sanitizers, pet foods, devices and supplies. The Company was founded in 1954, and has its corporate headquarters located in Westlake, Texas.

The Animal Health International logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3240

Safe Harbor for Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Animal Health International can give no assurance that expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the current general economic conditions, our inability to maintain relationships with manufacturers, an adverse change in manufacturer rebates or our inability to meet applicable rebate targets, the outbreak of infectious disease within an animal population, the loss of products or delays in product availability from one or more manufacturers, the loss of key personnel, the consolidation among animal health product vendors, consolidation among our customers, currency exchange rates and other risks detailed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, which was filed on September 3, 2009. Such forward-looking statements speak only as of the date of this press release. Animal Health International expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Animal Health International's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2008	2009	2008	2009
Net sales	$184,477	$170,487	$353,500	$331,816
Direct cost of products sold	152,209	141,071	290,932	276,454
Gross Profit	32,268	29,416	62,568	55,362
Selling, general, and administrative expenses (including salary, wages, commission, and related benefits)	24,397	23,540	50,015	46,328
Depreciation and amortization	2,054	2,022	4,130	4,000
Operating income	5,817	3,854	8,423	5,034
Other income (expense):
Other income	189	166	418	300
Interest expense	(2,289)	(2,068)	(4,623)	(4,579)
Income before income taxes	3,717	1,952	4,218	755
Income tax expense	(1,448)	(734)	(1,665)	(284)
Net income	$2,269	$1,218	$2,553	$471

Earnings per share:
Basic	$0.09	$0.05	$0.10	$0.02
Diluted	$0.09	$0.05	$0.10	$0.02
Weighted average shares outstanding:
Basic	24,330	24,330	24,330	24,330
Diluted	24,330	24,330	24,330	24,330

ANIMAL HEALTH INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

Assets	June 30, 2009	December 31, 2009

Current assets:
Cash and cash equivalents	$2,749	$2,085
Accounts receivable, net	74,441	82,596
Merchandise inventories, net	89,315	102,350
Other current assets	6,804	7,174
Total current assets	173,309	194,205
Noncurrent assets:
Property, plant, and equipment, net	16,043	15,556
Goodwill and other intangible assets, net	124,962	124,632
Other noncurrent assets, net	3,951	3,360
Total assets	$318,265	$337,753

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$83,567	$86,768
Accrued liabilities	13,055	15,151
Current portion of long-term debt	7,179	457
Total current liabilities	103,801	102,376
Noncurrent liabilities:
Long-term debt, net of current portion	119,913	137,150
Other noncurrent liabilities	24,170	24,778
Total liabilities	247,884	264,304

Stockholders’ equity	70,381	73,449
Total liabilities and stockholders’ equity	$318,265	$337,753

ANIMAL HEALTH INTERNATIONAL, INC.
EBITDA Reconciliation
(In thousands)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2008	2009	2008	2009
Net Income	$2,269	$1,218	$2,553	$471
Interest expense	2,289	2,068	4,623	4,579
Income tax expense	1,448	734	1,665	284
Depreciation and amortization	2,054	2,022	4,130	4,000
Stock-based compensation	350	140	684	245
Acquisition costs	3	55	3	55
EBITDA	$8,413	$6,237	$13,658	$9,634
CONTACT: Animal Health International, Inc.
         William F. Lacey
         817-859-3000